Exhibit 10.1

JOINDER, RELEASE AND FIRST AMENDMENT TO
LOAN AGREEMENT AND LOAN DOCUMENTS

THIS JOINDER, RELEASE AND FIRST AMENDMENT TO LOAN AGREEMENT AND LOAN DOCUMENTS (this “Amendment”) is entered into as of May 16, 2025, by and among RP MANAGEMENT, LLC, a Delaware limited liability company (the “Released Borrower”), ROYALTY PHARMA MANAGER, LLC, a Delaware limited liability company (the “RP LLC Borrower”), ROYALTY PHARMA HOLDINGS LTD, a private limited company incorporated under the laws of England and Wales (the “RPH Borrower” and together with the RP LLC Borrower, each a “New Borrower” and collectively, the “New Borrowers”), LEGORRETA INVESTMENTS, LLC, a Delaware limited liability company (“Legorreta Investments”), LEGORRETA INVESTMENTS II LLC (“Legorreta Investments II” and together with Legorreta Investments, each an “Entity Guarantor” and collectively, the “Entity Guarantors”; the Entity Guarantors, together with the Released Borrower and the New Borrowers, each an “Amendment Entity” and collectively, the “Amendment Entities”), PABLO LEGORRETA (the “Individual Guarantor” and together with the Entity Guarantors, each a “Guarantor” and collectively, the “Guarantors”), and BANK OF AMERICA, N.A. (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Released Borrower and the Bank entered into that certain Loan Agreement, dated as of December 11, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”), pursuant to which the Bank provided a term loan to the Released Borrower in the maximum principal amount of Three Hundred Eighty Million Dollars ($380,000,000) (the “Term Loan”);

WHEREAS, the Entity Guarantors, Individual Guarantor and the Lender entered into that certain Unconditional Guaranty, dated as of December 11, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Guaranty Agreement”);

WHEREAS, the Released Borrower and the New Borrowers have requested that the Lender, and the Lender has agreed to, amend the Existing Loan Agreement to (a) join the New Borrowers as borrowers, (b) release the Released Borrower from all obligations and liabilities under the Loan Agreement, and (c) make other amendments and modifications thereto, all as more particularly set forth in this Amendment; and

WHEREAS, the Entity Guarantors, and Individual Guarantor have requested that the Lender, and the Lender has agreed to, amend the Existing Guaranty Agreement as provided for herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby mutually covenant and agree as follows:

1.             Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Existing Loan Agreement, as amended by this Amendment (the “Loan Agreement”).

2.	Joinder of New Borrowers.

a.	From and after the First Amendment Effective Date (as defined herein), without any further documentation on the part of the Bank, the Released Borrower, any New Borrower or any Guarantor, each New Borrower hereby absolutely and unconditionally (i) joins and becomes a party to the Loan Agreement as a “Borrower” thereunder and each other Loan Document, (ii) assumes, as a joint and several obligor thereunder, all of the obligations, liabilities and indemnities of a Borrower under and pursuant to the Loan Agreement and each other Loan Document and (iii) covenants and agrees to be jointly and severally bound by and adhere to all of the terms, covenants, waivers, releases, agreements and conditions of or respecting a Borrower with respect to the Loan Agreement and each other Loan Document and hereby ratifies, as of the First Amendment Effective Date, and agrees to be bound by, all of the representations and warranties contained in the Loan Agreement and each other Loan Document with respect to such New Borrower. Each New Borrower acknowledges and confirms that it has received a copy of the Credit Agreement, each other Loan Document, and all schedules, exhibits and other attachments thereto.

b.	From and after the First Amendment Effective Date, any reference to the term “Borrower” in the Loan Agreement and each other Loan Document shall include each New Borrower. The parties hereto confirm and agree that immediately upon the New Borrowers becoming Borrowers, the term “Obligations,” as used in the Loan Agreement and the other Loan Documents, shall include all obligations of the New Borrowers under the Loan Agreement and each other Loan Document.

3.             Release of Released Borrower. Effective as of the First Amendment Effective Date, the Bank hereby forever fully unconditionally and irrevocably releases and fully discharges the Released Borrower from all obligations, responsibilities, duties and liabilities in connection with the Term Loan, the Loan Agreement and each other Loan Document.

4.             Termination of Security Agreement. Effective as of the First Amendment Effective Date, the parties hereto agree that the Security Agreement (as defined in the Existing Loan Agreement) is hereby terminated and of no further force or effect, and the Bank hereby terminates, releases, cancels, relinquishes, quitclaims and discharges its security interest in and lien of every type at any time granted to or held by the Bank as Collateral (as defined in the Existing Loan Agreement). Bank hereby (a) authorizes the Released Borrower to prepare and file such UCC Termination Statements to terminate all UCC Financing Statements in Bank’s favor with respect to the Released Borrower or other documents necessary to evidence the release of Bank’s liens and security interests in any assets of the Released Borrower and (b) agrees that it will sign and deliver to the Released Borrower, at the Released Borrower’s sole cost and expense, any other documents, and take such other actions as the Released Borrower shall reasonably request to terminate all of Bank’s liens and security interests in any assets of the Released Borrower.

5.             Amendments. Effective as of the First Amendment Effective Date, subject to the conditions set forth herein and in reliance on the representations and warranties set forth herein:

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a.              the Existing Loan Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Loan Agreement attached as Exhibit A hereto;

b.             the Existing Loan Agreement is hereby amended to amend and restate Schedule I to the Loan Agreement in its entirety as set forth on Exhibit B attached hereto; and

c.             the Existing Guaranty Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Guaranty Agreement attached as Exhibit C hereto.

6.             Confirmation of Guaranty. Each Guarantor (a) acknowledges and consents to this Amendment and all changes to the terms and conditions of the Loan Agreement and each other Loan Document as set forth in this Amendment, (b) agrees that the Loan Agreement as modified hereby is the Loan Agreement under and for all purposes of the Guaranty and the other Loan Documents, (c) acknowledges and agrees that, from and after the First Amendment Effective Date, the Indebtedness of the New Borrowers under the Loan Agreement shall constitute the Indebtedness under the Guaranty, (d) confirms that its obligations under the Guaranty shall remain in full force and effect, and it shall be fully liable for the observance of all such obligations, and (e) confirms and ratifies each other Loan Document it has previously executed in connection with the Loan Agreement.

7.             Representations and Warranties of Amendment Entities. In order to induce the Bank to agree to the amendments set forth herein, each Amendment Entity represents and warrants to the Bank that, as of the First Amendment Effective Date:

a.	each Amendment Entity has the power and authority to execute and deliver this Amendment and any agreement or certificate required to be delivered hereunder (collectively, the “Amendment Documents”); the execution, delivery and performance by each Amendment Entity of the Amendment Documents to which it is a party have been duly authorized by such Amendment Entity by all necessary action; the execution, delivery and performance by each Amendment Entity of the Amendment Documents to which it is a party requires no action by or in respect of, or filing with any official or governmental body (except with respect to (x) actions duly taken and filings duly made that are, in each case, in full force and effect and (y) those actions and filings, the failure of which to take or make would not reasonably be expected to result in a material adverse change), does not contravene of constitute a default under (i) such Amendment Entity’s Organizational Documents, (ii) any applicable law or regulation or order of any governmental authority, or (iii) any indenture, agreement or other instrument binding upon it or its assets (except, with respect to any contravention or default referred to in clauses (ii) and (iii) above, to the extent that such contravention or default would not reasonably be expected to have a Material Adverse Effect);

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b.	each of the Amendment Documents constitutes a legal, valid and binding obligation of each Amendment Entity which is a party thereto enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

c.	all representations and warranties of such Amendment Entity made in the Loan Agreement and all other Loan Documents are true and correct in all material respects on and as of the date hereof as if such representations and warranties were made on and as of the date hereof (other than any representation and warranty that includes a materiality qualifier, which is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than any representation and warranty that includes a materiality qualifier, which is true and correct in all respects); and

d.	after giving effect to this Amendment, no default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment.

8.             Additional Representation and Warranty of Released Borrower. In order to induce the Bank to agree to the amendments set forth herein, the Original Borrower represents and warrants to the Bank that, as of the First Amendment Effective Date and after giving effect to this Amendment, the annual cash flow with respect to the Original Borrower’s assets is estimated to be approximately $4,000,000.00 for the fiscal year ending 2025 (it being understood that such estimate is not to be viewed as fact and is subject to significant uncertainties and contingencies and actual results during the period may differ significantly from the estimated results, and that no assurance can be given that such results will be realized).

9.             Representations and Warranties of Individual Guarantor. In order to induce the Bank to agree to the amendments set forth herein, the Individual Guarantor represents and warrants to the Bank that, as of the First Amendment Effective Date:

a.	the execution, delivery and performance of the Amendment Documents by the Individual Guarantor and the consummation of the transactions contemplated hereby and thereby do not, and will not, contravene or conflict with any material lease, commitment, contract, instrument or obligation that could reasonably be expected to result in a material adverse change in the business condition (financial or otherwise), operations or properties of the Individual Guarantor, except as have been disclosed in writing to Bank;

b.	this Amendment and each other Amendment Document to which the Individual Guarantor is a party is a legal and binding obligation of Individual Guarantor and is enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general

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equitable principles (whether enforcement is sought by proceedings in equity or at law); and

c.	all representations and warranties of the Individual Guarantor made in the Guaranty and all other Loan Documents are true and correct in all material respects on and as of the date hereof as if such representations and warranties were made on and as of the date hereof (other than any representation and warranty that includes a materiality qualifier, which is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than any representation and warranty that includes a materiality qualifier, which is true and correct in all respects).

10.           Conditions Precedent to Effectiveness. This Amendment shall become effective as of the first date (the “First Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

a.	the Bank shall have received an executed copy of this Amendment from each party hereto, in form and substance reasonably acceptable to the Bank;

b.	the Bank shall have received such other documents, agreements, instruments and other items set forth in Exhibit D hereto, in each case, executed by each of the parties thereto and in form and substance reasonably acceptable to the Bank;

c.	the representations and warranties of the Released Borrower herein, and the representations and warranties of each New Borrower, each Entity Guarantor, the Individual Guarantor, and any other Obligor contained in Sections 7, 8 and 9 of this Amendment and in any other Loan Document shall be true and correct in all material respects on and as of the First Amendment Effective Date (other than any representation and warranty that includes a materiality qualifier, which shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than any representation and warranty that includes a materiality qualifier, which shall be true and correct in all respects);

d.	the New Borrowers shall have paid or caused to be paid to the Bank an amendment fee in the aggregate amount of $100,000.00 (the “Amendment Fee”). The Amendment Fee shall be fully earned and due and payable in cash on the First Amendment Effective Date. The New Borrowers hereby agree that once paid, the Amendment Fee shall not be refundable under any circumstances and shall not be subject to reduction by way of set off or counterclaim;

e.	the Bank shall have received payment of all reasonable fees and expenses of the Bank incurred in connection with this Amendment, including reasonable counsel’s fees; and

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f.	the Bank shall have received such other documents and agreements, including lien searches, as are reasonably requested by the Bank.

11.           References. Each reference throughout the Loan Documents to a Loan Document shall be to such Loan Document, as amended hereby, and as same may be further modified, amended, consolidated, increased, renewed, supplemented and/or extended from time to time.

12.           Covenant to Pay. Each New Borrower covenants and agrees to pay the principal sums and to pay interest thereon as set forth in the Loan Documents, as the same have been amended by this Amendment, and to comply with all of the terms, covenants and provisions contained therein, as the same has been amended by this Amendment, and in each of the other Loan Documents executed or delivered (previously, concurrently or hereafter) in connection with the Loan Agreement.

13.           Reaffirmation. Except as specifically amended by this Amendment, the provisions of the Loan Agreement and each other Loan Document are reaffirmed in their entirety and shall remain unchanged and in full force and effect.

14.           Conflict With Other Documents. In the event of a conflict between the provisions of this Amendment and the provisions of the Loan Agreement and/or any Loan Document, the provisions of this Amendment shall govern and control to the extent of such conflict.

15.           Governing Law; Venue and Jurisdiction; Waiver of Jury Trial. This Amendment shall be governed by the laws of the State of New York as provided in the Loan Agreement and the other Loan Documents; each Amendment Entity and the Individual Guarantor further agrees to submit to the jurisdiction of New York as provided therein. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL ARISING BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IS AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (C) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

16.           Counterparts. This Amendment may be executed in two or more counterparts, each of which may be executed by one or more of the parties hereto, but all of which, when taken together,

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shall constitute a single amendment binding upon all of the parties hereto. Delivery of an executed counterpart to this Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment; provided, each Borrower shall provide to the Bank a manually executed counterpart of this Amendment promptly following execution thereof.

17.           Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors, legal representatives, heirs and assigns of the parties hereto.

18.           No Modification. This Amendment may not be amended, modified or otherwise changed without the mutual agreement in writing of the parties hereto.

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Each party hereto has executed this Amendment as of the date stated at the top of the first page, intending to create an instrument executed under seal.

RELEASED BORROWER:

RP MANAGEMENT, LLC

By:	/s/ Pablo Legorreta
Name:	Pablo Legorreta
Title:	Managing Member

NEW BORROWERS:

ROYALTY PHARMA MANAGER, LLC

By:	/s/ Pablo Legorreta
Name:	Pablo Legorreta
Title:	Chief Executive Officer
Address for notices:

Royalty Pharma Manager, LLC
110 East 59th Street, 33rd Floor
New York, NY 10022

ROYALTY PHARMA HOLDINGS LTD

By:	/s/ Pablo Legorreta
Name:	Pablo Legorreta
Title:	Director
Address for notices:

Royalty Pharma Holdings Ltd
The Pavilions
Bridgwater Road
Bristol BS13 8AE
United Kingdom

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[Signature Page to Joinder, Release and First Amendment to
Loan Agreement and Loan Documents]

ENTITY GUARANTORS:

LEGORRETA INVESTMENTS II LLC

By:	/s/ Pablo Legorreta
Name:	Pablo Legorreta
Title:	General Manager

LEGORRETA INVESTMENTS, LLC

By:	/s/ Pablo Legorreta
Name:	Pablo Legorreta
Title:	General Manager

INDIVIDUAL GUARANTOR:

/s/ Pablo Legorreta
PABLO LEGORRETA, individually

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[Signature Page to Joinder, Release and First Amendment to
Loan Agreement and Loan Documents]

BANK:

BANK OF AMERICA, N.A.

By:	/s/ Bobby Lawrence
Name:	Bobby Lawrence
Title:	SVP

[Signature Page to Joinder, Release and First Amendment to
Loan Agreement and Loan Documents]

EXHIBIT A

(see attached)

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (the “Agreement”), dated as of the First Amendment Effective Date, amends that certain Loan Agreement dated as of December 11, 2023 (the “Existing Loan Agreement”), between BANK OF AMERICA, N.A. (the “Bank”), and RP MANAGEMENT, LLC, a Delaware limited liability company (the “Original Borrower”), and is, as of the First Amendment Effective Date, among the Bank, ROYALTY PHARMA MANAGER, LLC, a Delaware limited liability company (the “RP LLC Borrower”), and ROYALTY PHARMA HOLDINGS LTD, a private limited company incorporated under the laws of England and Wales (the “RPH Borrower” and collectively with the RP LLC Borrower, each a “New Borrower” and collectively, the “New Borrowers”). As used herein, “Borrower” means one or both New Borrowers, as the context may require.

1.	Term Loan

1.1	Term Loan.

(a)	On December 11, 2023, the Bank provided a term loan (the “Term Loan”) to the Original Borrower. The original principal amount of the Term Loan was THREE HUNDRED EIGHTY MILLION Dollars ($380,000,000).

(b)	On December 11, 2023, Legorreta Investments II LLC (“LI II”), Legorreta Investments, LLC (“LI I” and together with LI II, the “Entity Guarantors”), and Pablo Legorreta (the “Individual Guarantor”; the Individual Guarantor and Entity Guarantor are collectively referred to herein as the “Guarantor”) executed that certain Continuing and Unconditional Guaranty (the “Guaranty”) in favor of the Bank.

(c)	On May 16, 2025 (the “First Amendment Effective Date”), the Bank, the Original Borrower, each New Borrower, each Entity Guarantor and the Individual Guarantor entered into that certain Joinder, Release and First Amendment to Loan Agreement and Loan Documents (the “First Amendment”), pursuant to which, among other things, (i) the Original Borrower was released from this Agreement, (ii) each of the RP LLC Borrower and the RPH Borrower joined to this Agreement and the other Loan Documents as the Borrower, and (iii) certain other amendments were made to this Agreement and the other Loan Documents.

1.2	Repayment Terms.

(a)	The New Borrowers, jointly and severally, will pay interest on the Term Loan in arrears on the first banking day after January 1, 2024 and then on first banking day of each calendar quarter thereafter (each a “Payment Date”) until payment in full of any principal outstanding under the Term Loan, which shall be on the Maturity Date.

(b)	The New Borrowers, jointly and severally, will repay in full all principal, interest or other charges outstanding under the Term Loan on July 31, 2027 (the “Maturity Date”).

(c)	The Borrower may prepay the Term Loan in full or in part at any time, together with accrued but unpaid interest in the amount prepaid. The prepayment will be applied to the most remote payment of principal due under this Agreement.

1.3	Interest Rate.

(a)	The interest rate is a rate per year equal to either (i) Daily SOFR plus 1.6 percentage point(s), or (ii) Term SOFR (Adjusted Periodically) plus 1.6 percentage point(s), as elected by the Borrower from time to time. The Borrower may elect to convert any portion of the Term Loan from Daily SOFR to Term SOFR (Adjusted Periodically) or, if so converted, from Term SOFR (Adjusted Periodically) to Daily SOFR, upon two (2) banking days prior written notice to the Bank specifying the principal amount of the Term Loan the Borrower has elected to convert. Any conversion of any portion of the Term Loan from Term SOFR (Adjusted Periodically) shall only be effective on the last day of the interest period thereof. The Borrower may have multiple portions of the Term Loan bearing interest as Term SOFR (Adjusted Periodically). If the Borrower fails to convert any portion of the Term Loan bearing interest at Term SOFR (Adjusted Periodically) at the end of the applicable interest period, such portion of the Term Loan shall continue to bear interest at Term SOFR (Adjusted Periodically) for another one-month period, set as described in subsection (c) hereof. The interest rate for Term SOFR (Adjusted Periodically) will be adjusted on the date that is two (2) banking days following the Borrower’s notice of election of Term SOFR (Adjusted Periodically (the “Adjustment Date”) and remain fixed until the next Adjustment Date, which shall be the same date in the next calendar month. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(b)	Daily SOFR is a fluctuating rate of interest which can change on each banking day. “Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. At any time Daily SOFR is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. For purposes of this paragraph only:

(i)	“SOFR” means, for each day any Daily SOFR Portion is outstanding, the Secured Overnight Financing Rate published on such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

(ii)	“SOFR Adjustment” means with respect to Daily SOFR, 0.1% per annum.

(iii)	“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time.

(iv)	“U.S. Government Securities Business Day” means any banking day, except any banking day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

(c)	“Term SOFR (Adjusted Periodically)” is a rate of interest equal to the rate per annum equal to the Term SOFR Screen Rate as determined for each Adjustment Date two (2) U.S. Government Securities Business Days prior to the Adjustment Date (for delivery on the first day of such interest period) with a term of one month; provided that if such rate is not published on such determination date then the rate will be the Term SOFR Screen Rate on the first banking day immediately prior thereto, in each case, plus the SOFR Adjustment for such interest period. If at any time Term SOFR (Adjusted Periodically) is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. For purposes of this paragraph only:

(i)	“CME” means CME Group Benchmark Administration Limited.

(ii)	“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

(iii)	“SOFR Adjustment” with respect to Term SOFR (Adjusted Periodically) means 0.1% for the applicable interest period.

(iv)	“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Bank) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time).

(v)	“U.S. Government Securities Business Day” means any banking day, except any banking day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

(d)	Each prepayment of an amount bearing interest at Term SOFR (Adjusted Periodically), whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described in subsection (e) below. A “prepayment” is a payment of an amount on a date other than an Adjustment Date.

(e)	The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the amount prepaid or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.

2.	fees and expenses

2.1	Fees.

(a)	Commitment Fee. The Borrower agrees to pay a fee of 0.05% of the then outstanding principal balance of the Term Loan on the date of this Agreement and each annual anniversary of this Agreement; provided, that, for the avoidance of doubt, the foregoing fee shall not be payable on the annual anniversary date of this Agreement that occurs in the same calendar year as the Maturity Date.

(b)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

2.2	Expenses.

The New Borrowers agree, jointly and severally, to, promptly following the Bank’s demand therefor, repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

2.3	Reimbursement Costs.

(a)	The New Borrowers, jointly and severally, agree to reimburse the Bank for any reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys’ fees) it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.

(b)	The New Borrowers, jointly and severally, agree to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books and records , at such intervals as the Bank may reasonably require, provided that, unless an Event of Default has occurred and is continuing, the New Borrowers shall not be required to reimburse the Bank for the cost of any such examinations which are conducted more frequently than once in any fiscal year. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

3.	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

3.1	Joint and Several Liability.

(a)	Each New Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration for the financial accommodations to be provided by the Bank under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the New Borrowers and in consideration of the undertakings of the other New Borrowers to accept joint and several liability for the

Obligations. Each of New Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other New Borrower with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.1), it being the intention of the parties hereto that all of the Obligations shall be joint and several obligations of each of the New Borrowers without preferences or distinction among them. If and to the extent that any of the New Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other New Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the New Borrowers under the provisions of this Section 3.1 constitute the absolute and unconditional, full recourse Obligations of each of the New Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b)	The provisions of this Section 3.1 are made for the benefit of the Bank and its successors and assigns, and may be enforced by them from time to time against any or all of the New Borrowers as often as occasion therefor may arise and without requirement on the part of the Bank or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other New Borrowers or to exhaust any remedies available to it or them against any of the other New Borrowers or to resort to any other source or means of obtaining payment of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.1 shall remain in effect until payment in full of the Obligations.

(c)	Each of the New Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other New Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payment made by it to the Bank with respect to any of the Obligations, until payment in full of the Obligations. Any claim which any New Borrower may have against any other New Borrower with respect to any payments to the Bank hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to payment in full of the Obligations.

4.	disbursements, payments and costs

4.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim. Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address of the Bank shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(c)	The Term Loan by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(d)	Interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

4.2	Borrower’s Instructions.

(a)	The Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of either Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

(b)	Except as specified elsewhere in this Agreement or as otherwise agreed between the Bank and the Borrower, the proceeds of the Term Loan will be deposited in and repayments will be withdrawn from the Designated Account (defined below), or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The New Borrowers, jointly and severally, will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual, whether such instructions are given in writing or by telephone, telefax or electronic communications (including e-mail, Internet and intranet websites). This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3	Direct Debit.

Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number 4451414584 owned by RPH Borrower, or such other of either Borrower’s accounts with the Bank as designated in writing by such Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

4.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at a Reference Rate, in New York City. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6	Default Rate.

Upon the occurrence of any Event of Default or after the Maturity Date or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding and then due and payable under this Agreement (whether by acceleration or otherwise), including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

4.7	Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed, provided that the Borrower shall not be required to pay such taxes and additional amounts if the Bank has failed to deliver to the Borrower any tax forms or additional documentation (without incurring any material expense or requiring the Bank to take any material action) that would have entitled it to eliminate or reduce such taxes or additional amounts. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

4.8	Additional Costs.

The New Borrowers will, jointly and severally, pay the Bank, on demand, for the Bank’s costs or losses arising from any Change in Law which are reasonably allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any future reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any future capital requirements relating to the Bank’s assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued, and provided, further, that the Borrower shall not be obligated to pay such costs or losses which were incurred by the Bank more than 180 days prior to the date of such request.

4.9	Successor Rate.

If at any time an interest rate index provided for in this Agreement (a “Reference Rate”) is not available at such time for any reason or the Bank makes the determination to incorporate or adopt a new interest rate index to replace such Reference Rate in credit agreements, then the Bank may replace such Reference Rate with an alternate interest rate index and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate index and adjustment (any such successor interest rate index, as adjusted, the “Successor Rate”). In connection with the implementation of any Successor Rate, the Bank will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to the Borrower without any further action or consent of the other parties hereto. If at any time any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

5.	conditions

This agreement will become effective upon, and the obligation of the Bank to make the Term Loan hereunder is subject to, the satisfaction of the following conditions precedent:

5.1	Authorizations.

Evidence that the execution, delivery and performance by the Borrower and/or, if applicable, such Obligor of this Agreement and any instrument or agreement required under this Agreement (the “Loan Documents”) have been duly authorized.

5.2	Governing Documents.

A copy of the Borrower’s or, if applicable, such Obligor’s organizational and governing documents (“Organizational Documents”).

5.3	KYC Information.

(a)	Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b)	If the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it shall have provided a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”) to the Bank if so requested.

5.4	Guaranties.

Signed original guaranties (collectively, the “Guaranty”) by the Individual Guarantor and each Entity Guarantor (the Individual Guarantor and Entity Guarantor are collectively referred to herein as the “Guarantor”).

5.5	[Reserved].

5.6	[Reserved].

5.7	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank as of the date of this Agreement (provided such fees and other amounts have been invoiced by the Bank at least two (2) banking days prior to such date), including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

5.8	Good Standing.

Certificates of good standing for the Borrower and each Entity Guarantor from its state of formation and from any other state in which the Borrower or either Entity Guarantor is required to qualify to conduct its business.

5.9	Opinions.

A legal opinion from counsel acceptable to the Bank, which opinion shall be in form and substance acceptable to the Bank.

5.10	Representations and Warranties.

All of the representations and warranties of Borrower or any other Obligor herein or in any other Loan Document (as hereinafter defined) are and will be true and correct in all material respects both immediately before and after giving effect to the Term Loan.

5.11	Representations and Warranties.

No event which is, or with notice or lapse of time or both would be, a default under this Agreement exists as of such date.

5.12	Deposit Accounts.

Borrower shall maintain its primary operating deposit accounts with Bank.

5.13	Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

5.14	[Reserved].

6.	representations and warranties

To induce the Bank to enter into this Agreement and to make the Term Loan, the Borrower represents and warrants to the Bank that:

6.1	Formation.

Each Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized. The Individual Guarantor owns not less than one hundred percent (100%) of the Class A membership interests in each Entity Guarantor and is the general manager of each Entity Guarantor. The Individual Guarantor is the settlor and either the sole trustee or one of the trustees of the (i) GST-Exempt Family Trust under the Legorreta 2012 Family Trust Agreement dated December 19, 2012, (ii) GST-Exempt Family Trust under the Legorreta 2020 Family Trust Agreement dated June 5, 2020 and (iii) Legorreta 2023 SR Trust dated May 3, 2023 (collectively, the “Guarantor Trusts”). Other than the (i) Entity Guarantors, (ii) Guarantor Trusts, (iii) the Legorreta Children 2002 Trust dated May 20, 2002, (iv) investment retirement accounts established for the benefit of the Individual Guarantor (“Guarantor IRAs”), (v) RPM I, LLC, and (vi) PL RPH AIV, LLC, and (vii) PL RPH Holdings, LLC, there is no other (x) entity (which, for the avoidance of doubt, excludes any estate planning vehicle) Affiliated with the Individual Guarantor or (y) trust settled by the Individual Guarantor that owns LP Interests, Class A ordinary shares of Pubco, Class B ordinary shares of Pubco, Class B ordinary shares of the RPH Borrower, Class E ordinary shares of the RPH Borrower, and Class B ordinary shares of Pubco (collectively, “RP Assets”) (the entities or trusts of a type referred to in clauses (x) and (y), now existing or subsequently formed (including any newly formed entity in which the Individual Guarantor and/or Entity Guarantors are the direct or indirect sole beneficial owners), together with the Guarantor IRAs, each, an “Individual Guarantor Entity”).

For purposes of this Agreement,

(i)	“Affiliated” means, with respect to the Individual Guarantor, any entity (which, for the avoidance of doubt, excludes any estate planning vehicle) in which the Individual Guarantor, directly or indirectly, owns greater than 50% of the equity interests which provide voting rights in such entity. For the avoidance of doubt, none of RP MIP Holdings, LLC, a Delaware limited liability company, RP MIP (Cayman), LP, a Cayman Islands exempted limited partnership, and any other vehicle formed to receive any portion of the Aggregate Stock Consideration or Buyer Parent B Shares (in each case, other than the Individual Guarantor) payable to the current members of RP

MIP Holdings, LLC pursuant to the Membership Interests Purchase Agreement, RPI EPA Vehicle, LLC, a Delaware limited liability company, Royalty Pharma Investments 2024 ICAV, a Irish collective asset management vehicle, RPI EPA Holdings, LP, a Delaware limited partnership, RPI EPA Holdings II, LP, a Delaware limited partnership, RPI International Holdings 2019, LP, a Cayman Islands exempted limited partnership, RPI International Partners 2019, LP, a Cayman Islands exempted limited partnership, Pubco, the Partnership, the RPH Borrower, RP Management Equity Incentive Plan Trust nor any direct or indirect subsidiary of any of the foregoing entities shall be deemed to be Affiliated with the Individual Guarantor.

(ii)	“Aggregate Stock Consideration” has the meaning given to such term in the Membership Interest Purchase Agreement.

(iii)	“Buyer Parent B Shares” has the meaning given to such term in the Membership Interest Purchase Agreement.

(iv)	“LP Interests” means limited partnership interests in the Partnership.

(v)	“Membership Interest Purchase Agreement” means that certain Membership Interest Purchase agreement, dated as of January 10, 2025, by and among Royalty Pharma Manager, LLC (f/k/a Royalty Pharma, LLC), the Original Borrower, the Individual Guarantor, RPM I, LLC, RP MIP Holdings, LLC, and the RPH Borrower, as amended by Amendment No. 1 thereto dated April 11, 2025.

(vi)	“Partnership” means RPI US Partners 2019 LP, a Delaware limited partnership.

(vii)	“Pubco” means Royalty Pharma PLC, a public limited company incorporated in England and Wales.

6.2	Authorization.

The execution, delivery and performance by each Borrower of this Agreement and the consummation of the transactions contemplated hereby, are within such Borrower’s powers, have been duly authorized, and do not violate any of its Organizational Documents.

6.3	Beneficial Ownership Certification.

The information included in each Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

6.4	Government Sanctions.

(a)	Each Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of any Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of any Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is any Borrower or any other Obligor (other than the RPH Borrower) located, organized or resident in a country or territory that is the subject of Sanctions.

(b)	Each Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.5	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. As used herein, “Debtor Relief Laws” means the Bankruptcy Code of the United States, the United Kingdom Insolvency Act of 1986 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect.

6.6	Good Standing.

In each jurisdiction in which the RP LLC Borrower or either Entity Guarantor does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to do so could not reasonably be expected to result in a material adverse change in the business condition (financial or otherwise), operations or properties of the Borrower or either Entity Guarantor. The RPH Borrower has all requisite power and authority to carry out its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. As used herein, “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of Pubco and its subsidiaries taken as a whole, (b) the ability of the Obligors to perform their payment obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any and all other Loan Documents, or the rights and remedies of the Bank thereunder.

6.7	No Conflicts.

The execution, delivery and performance by each Borrower of this Agreement and the consummation of the transactions contemplated hereby does not (a) violate (i) any applicable law or regulation or order of any governmental authority or (ii) the Organizational Documents of any Borrower or (b) violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or its assets, or give rise to a right thereunder to require any payment be made by any Borrower, except, with respect to any violation or default referred to in clause (a)(i) or (b) above, to the extent that such violation or default would not reasonably be expected to have a Material Adverse Effect.

6.8	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of each Borrower’s and Guarantor’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been (a) no material adverse change in the business condition (financial or otherwise), operations or properties of the RP LLC Borrower or any Guarantor or (b) no material adverse change in the financial condition or results of operations of the RPH Borrower and its subsidiaries, taken as a whole.

6.9	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or, to any Borrower’s knowledge, threatened against any Borrower or any Guarantor which would materially impair any Borrower’s or any Guarantor’s financial condition or ability to repay the Term Loan, except as have been disclosed in writing to the Bank.

6.10	[Reserved]

6.11	[Reserved]

6.12	Permits, Franchises.

The RP LLC Borrower and each Entity Guarantor possesses all material permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights, in each case as are necessary to enable it to conduct the business in which it is now engaged.

6.13	Other Obligations.

The RP LLC Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation that could reasonably be expected to result in a material adverse change in the business condition (financial or otherwise), operations or properties of the RP LLC Borrower, except as have been disclosed in writing to the Bank.

6.14          Tax Matters.

The RP LLC Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all federal and state income and other material taxes due have been paid, except those being contested in good faith by appropriate proceedings or as have otherwise been disclosed in writing to the Bank. The RPH Borrower has filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (including any Taxes in the capacity of a withholding agent) required to be paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the RPH Borrower has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As used herein, “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

6.15	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

6.16	No Plan Assets.

Each Borrower (except the RPH Borrower with respect to clauses (2) and (4)) represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Obligor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

6.17	Location of Borrower.

The place of business of each New Borrower (or, if such New Borrower has more than one place of business, its chief executive office) is located at the address set forth on the signature page to the First Amendment.

6.18	Insurance.

The RP LLC Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.	covenants

Each Borrower agrees that until the Bank is repaid in full:

7.1	Use of Proceeds.

(a)	To use the proceeds of the Term Loan only for distributions permitted hereunder or general non-purpose investments.

(b)	The proceeds of the Term Loan may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock”.

(c)	No proceeds of the Term Loan will be used to purchase any debt or securities issued by an affiliate of the Bank, or to repay indebtedness owing to an affiliate of the Bank.

7.2	Financial Information.

To provide the following financial information and statements in form and content reasonably acceptable to the Bank, as reasonably requested by the Bank from time to time (it being understood that any filings and other materials required to be delivered pursuant to the below shall be deemed delivered for purposes of this Agreement when posted to the website of Pubco or the website of the SEC);

(a)	Within ninety (90) days of the calendar year end, the annual financial statements of the Individual Guarantor. These financial statements may be prepared by the party covered by the financial statements. The Individual Guarantor shall, at the time of delivery of the foregoing financial statements, deliver to the Bank, bank and/or brokerage statements for account of the Individual Guarantor that are not held at the Bank;

(b)	Within ninety (90) days of the fiscal year end, the annual financial statements of each Entity Guarantor. These financial statements may be prepared by the entity covered by the financial statements;

(c)	To the extent required to be delivered under the Revolving Credit Agreement (as defined herein), and as soon as available, but in any event not later than five (5) banking days after the date such deliveries are required by the Securities Exchange Commission (after giving effect to any extension (such extension not to exceed 20 banking days) of such due date that has been requested and obtained by the RPH Borrower) after the end of each fiscal year of Pubco, the audited consolidated balance sheet of Pubco and its consolidated subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of the operations of the Pubco and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

(d)	To the extent required to be delivered under the Revolving Credit Agreement, and as soon as available, but in any event not later than five (5) banking days after the date such deliveries are required by the Securities Exchange Commission (after giving effect to any extension (such extension not to exceed 20 banking days) of such due date that has been requested and obtained by the RPH Borrower) after the end of each of the first three fiscal quarters of each fiscal year of Pubco, the unaudited consolidated balance sheet of Pubco and its consolidated subsidiaries and the related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by an authorized financial officer of the Pubco as presenting fairly in all material respects the financial position and results of operations of the Pubco and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(e)	Within thirty (30) days of filing, and in any event not later than November 30 of each year during the term hereof, copies of the federal income tax return(s) of the Individual Guarantor, including copies of any K-1s and all other schedules, in the form filed with the Internal Revenue Service (as well as any subsequent amendments or supplements); and if requested by the Bank, authentications of such documents (whether in the form of signed copies or otherwise) satisfactory to the Bank or copies of any extensions of the filing date;

(f)	The personal financial statements required above shall include a properly completed signed and dated personal financial statement on the Bank’s form with all questions fully answered and all schedules completed in their entirety, including all requested income/expense information, contingent liabilities disclosure; provided that, if the Individual Guarantor or other party uses his/her own automated financial statement, they may supplement the statement with supporting schedules, certifications or other details so that all information requested on the Bank’s financial statement form is provided in lieu of using such form.

(g)	Within ninety (90) days of the end of each calendar year, a compliance certificate of the Guarantor, signed by the Individual Guarantor and an authorized financial officer of each Entity Guarantor and setting forth (i) reasonably detailed calculations to establish compliance with the Net Worth covenant at the end of the period covered by the financial statements most recently submitted to the Bank pursuant to Sections 7.2(a) and 7.2(b) hereof and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement applicable to the Guarantor submitting the information and, if any such default exists, specifying the nature thereof and the action the Guarantor is taking and proposes to take with respect thereto.

Upon reasonable prior notice to the RP LLC Borrower and at reasonable intervals the Bank reserves the right, to request additional financial information of the RP LLC Borrower. For the avoidance of doubt, nothing is required to be delivered by the RPH Borrower if not required to be delivered under the Revolving Credit Agreement.

7.3	Maintenance of Assets.

With respect to Borrower, not to sell, assign, lease, transfer (including transfers to any trusts), encumber or otherwise dispose of (each, a “Transfer”) its assets, other than (i) the payment of cash or in-kind dividends or distributions so long as no Event of Default has occurred and is continuing (including, for the avoidance of doubt, for purposes of this clause (i), the Transfer to the Individual Guarantor of certain promissory notes issued by certain employees of the Borrower to the Borrower (the “Employee Notes”) with an aggregate principal amount (plus accrued interest) of approximately $15,346,468.96 as of September 30, 2023), (ii) dispositions made in the ordinary course of business, (iii) dispositions for fair market value, (iv) with respect to the RPH Borrower, dispositions and investments expressly permitted under the Revolving Credit Agreement, (v) other dispositions not in excess of $5,000,000 (it being understood that the foregoing shall not restrict the ability of Borrower to make withdrawals from and otherwise access funds in its bank accounts), and (vi) investments permitted to be made by Borrower pursuant to Section 7.19.

7.4	Other Debts.

Not to have outstanding, or incur, together with the Guarantor, any direct or contingent indebtedness for borrowed money, or become liable for the indebtedness for borrowed money of others, except for Permitted Indebtedness, as defined herein. “Permitted Indebtedness” means indebtedness (i) incurred hereunder, (ii) existing as of the date hereof and disclosed to the Bank as set forth on Schedule I, any contemplated upsizes thereof as set forth on Schedule I, and any refinancings thereof (each, a “Permitted Refinancing”), (iii) with respect to the Individual Guarantor, the Entity Guarantors and/or any other Individual Guarantor Entity, such Indebtedness as permitted pursuant to the Guaranty, (iv) in favor of the Bank or any affiliate of the Bank, (v) with respect to the Borrower, guarantees provided in the ordinary course of business, (vi) with respect to the Borrower, other indebtedness in an aggregate principal amount outstanding not to exceed $5,000,000, (viii) between any of the Individual Guarantor, the Entity Guarantors and/or any other Individual Guarantor Entity, on the one hand, and any of the Individual Guarantor, the Entity Guarantors and/or any other Individual Guarantor Entity, on the other hand, for bona fide estate or tax planning purposes, (ix) with respect to the RPH Borrower, indebtedness existing under that certain Amended and Restated Revolving Credit Agreement, dated as of September 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the date hereof, or as hereafter amended, restated, amended and restated, supplemented or otherwise modified with the consent of the Bank (such consent not to be unreasonably withheld), the “Revolving Credit Agreement”), among Pubco, the RPH Borrower, each lender and issuing bank from time to time party thereto, Bank of America, N.A., as administrative agent thereunder, the co-syndication agents party thereto and the co-documentation agents party thereto, (x) with respect to the RPH Borrower, any indebtedness expressly permitted under Section 6.01 of the Revolving Credit Agreement, (xi) the guaranty by the RP LLC Borrower of the Revolving Credit Agreement and each applicable series of RPH Borrower’s senior unsecured notes, and (xii) incurred with the Bank’s prior written consent;

7.5	Notices to Bank.

To notify the Bank in writing:

(a)	Promptly of any pending lawsuit over ONE HUNDRED THOUSAND Dollars ($100,000) against the RP LLC Borrower or any Obligor (other than the RPH Borrower) that, if adversely determined, could reasonably be expected to result in a material adverse change in the business condition (financial or otherwise), operations or properties of the RP LLC Borrower or any Obligor.

(b)	Promptly of any substantial dispute between any governmental authority and the RP LLC Borrower or any Obligor that, if adversely determined, could reasonably be expected to result in a material adverse change in the business condition (financial or otherwise), operations or properties of the RP LLC Borrower or any Obligor (other than the RPH Borrower).

(c)	Promptly, but in any event within five (5) banking days, of any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(d)	Promptly, but in any event within five (5) banking days, of the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting Pubco or any subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect.

(e)	Promptly of any material adverse change in the RP LLC Borrower’s or any Obligor’s (other than the RPH Borrower’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(f)	Promptly of any change in any Borrower’s or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(g)	Promptly of any actual contingent liabilities of the RP LLC Borrower or any Obligor (other than the RPH Borrower) for the payment of money in excess of $1,000,000, including any Permitted Indebtedness.

(h)	Promptly of any proposed amendment to the RP LLC Borrower’s Organizational Documents; a copy of any such proposed amendment shall be provided to the Bank prior to the execution thereof by RP LLC Borrower.

For purposes of this Agreement, “Obligor” shall mean any Borrower, any guarantor, any party pledging collateral to the Bank, or, if any Borrower is comprised of the trustees of a trust, any trustor.

7.6	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on any property any Borrower or any Guarantor now or later owns without the Bank's written consent. This does not prohibit:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank;

(b)	Liens for taxes not yet due;

(c)	Liens and security interests (i) existing as of the date hereof and disclosed to the Bank in writing as set forth on Schedule I, (ii) created in any Permitted Refinancing, and (iii) created pursuant to the 2023 MS Facility (as defined in the Guaranty) or any upsize thereof as contemplated by Section 21(d) of the Guaranty;

(d)	(i) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’ or other like liens, securing obligations that are not overdue by more than 30 days or are being contested in good faith and (ii) Liens that are customary contractual rights of set-off;

(e)	(i) Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) Liens securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance;

(f)	Liens securing judgments that do not constitute an Event of Default;

(g)	Liens of (x) the Borrower not securing indebtedness for borrowed money on account of amounts not exceeding $5,000,000 and (y) the Guarantors not securing indebtedness for borrowed money on account of amounts not exceeding $10,000,000;

(i)	Liens and security interests securing Permitted Indebtedness allowed under clause (iii), (vi), (vii), (viii), (ix) or (x) of such term; or

(j)	Liens and security interests not prohibited by the Revolving Credit Agreement as in effect on the First Amendment Effective Date.

7.7	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over any Borrower’s business, except (a) with respect to the RP LLC Borrower, where the failure to do so could not reasonably be expected to result in a material adverse change in the business condition (financial or otherwise), operations or properties of the RP LLC Borrower or (b) with respect to the RPH Borrower, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Bank’s obligation to make the Term Loan to the Borrower hereunder shall be subject to compliance with all applicable laws and regulations, and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.8	Ownership.

(a)	The RPH Borrower shall maintain ownership of at least one hundred percent (100%) of the Equity Interests of the RP LLC Borrower. “Equity Interests” means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock.

(b)	The Individual Guarantor shall maintain ownership of at least one hundred percent (100%) of the Class A membership interests in each Entity Guarantor.

7.9	Books and Records.

To maintain adequate books and records.

7.10	Audits.

To allow the Bank and its agents to inspect each Borrower’s properties and examine, audit, and make copies of books and records upon reasonable prior notice, during normal business hours and at reasonable intervals provided that, unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. Each New Borrower, on a joint and several basis, shall be required to reimburse the Bank for the cost of any such examinations or appraisals which are conducted not more frequently than one in any fiscal year. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.11          Financial Covenants. All capitalized terms in this Section 7.11 that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Revolving Credit Agreement.

(a)       Consolidated Leverage Ratio. Borrower will cause Holdings to not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of Holdings (commencing with the fiscal quarter ending March 31, 2025) to be greater than 4.00 to 1.00; provided that upon the Administrative Agent’s receipt of a QMA Notice and subject to the limitations set forth in the definition of Qualifying Material Acquisition, such ratio shall be increased by 0.50 to 1.00 for the four consecutive fiscal quarters ended immediately after the applicable Consummation Date; provided, further, that (x) if the Consummation Date is the last day of a fiscal quarter, subject to clause (y), the increased ratio set forth above shall apply as of such date and the three consecutive immediately following fiscal quarters and (y) if the applicable QMA Notice Date occurs after the date on which the financial statements for the fiscal quarter (or, if applicable, fiscal year) ended immediately after (or, if applicable, on) the applicable Consummation Date are due pursuant to Sections 5.01(a) or (b) of the Revolving Credit Agreement, such increased ratio shall only apply for the three consecutive fiscal quarters ended immediately after such initial fiscal quarter ended immediately after (or, if applicable, on) the applicable Consummation Date; provided, further, that (i) such increase in the Consolidated Leverage Ratio shall be limited to three uses (plus one additional time following an extension of the Revolving Credit Maturity Date pursuant to an Extended Revolving Commitment) and (ii) there must be at least two consecutive fiscal quarters not subject to such increase in the Consolidated Leverage Ratio between such uses.

(b)       Consolidated Coverage Ratio. Borrower will cause Holdings to not permit the Consolidated Coverage Ratio as of the last day of any fiscal quarter of Holdings (commencing with the fiscal quarter ending March 31, 2025) to be less than 2.50 to 1.00.

(c)       Consolidated Portfolio Cash Flow Ratio. Borrower will cause Holdings to not permit the Consolidated Portfolio Cash Flow Ratio as of the last day of any fiscal quarter of Holdings (commencing with the fiscal quarter ended March 31, 2025) to be greater than 5.00 to 1.00; provided that upon the Administrative Agent’s receipt of a QMA Notice and subject to the limitations set forth in the definition of Qualifying Material Acquisition, such ratio shall be increased by 0.50 to 1.00 for the four consecutive fiscal quarters ended immediately after the applicable Consummation Date; provided, further, that (x) if the Consummation Date is the last day of a fiscal quarter, subject to clause (y), the increased ratio set forth above shall apply as of such date and the three consecutive immediately following fiscal quarters and (y) if the applicable QMA Notice Date occurs after the date on which the financial statements for the fiscal quarter (or, if applicable, fiscal year) ended immediately after (or, if applicable, on) the applicable Consummation Date are due pursuant to Sections 5.01(a) or (b) of the Revolving Credit Agreement, such increased ratio shall only apply for the three consecutive fiscal quarters ended immediately after such initial fiscal quarter ended immediately after (or, if applicable, on) the applicable Consummation Date; provided, further, that (i) such increase in the Consolidated Portfolio Cash Flow Ratio shall be limited to three uses (plus one additional time following an extension of the Revolving Credit Maturity Date pursuant to an Extended Revolving Commitment) and (ii) there must be at least two consecutive fiscal quarters not subject to such increase in the Consolidated Portfolio Cash Flow Ratio between such uses.

7.12	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.13	Patriot Act; Beneficial Ownership Regulation.

Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

7.14	[Reserved].

7.15	[Reserved].

7.16	[Reserved.]

7.17	Insurance.

(a)       General Business Insurance. Solely with respect to the RP LLC Borrower, to maintain insurance reasonably satisfactory to the Bank that is usual and customary for companies engaged in the same or similar business as Borrower.

(b)       Evidence of Insurance. Solely with respect to the RP LLC Borrower, upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.18	[Reserved.]

7.19	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)       (i) Employee Notes with an aggregate principal amount (plus accrued interest) of approximately $15,991,480.70 as of September 30, 2023 and (ii) other existing investments disclosed to the Bank in writing prior to the date of this Agreement;

(b)       Investments (including capital contributions, making of loans, or extensions of credit) in existing or newly formed subsidiaries of the Borrower which engage in the Borrower’s existing line of business, including for the avoidance of doubt, investments in Royalty Pharma Sub-Manager, LLC, a Delaware limited liability company;

(c)       Transfers or contributions of RP Assets to the RP Management Equity Incentive Plan Trust and for the avoidance of doubt, transfers permitted by Section 7.3;

(d)       Investments in any of the following:

(i)        certificates of deposit;

(ii)       U.S. treasury bills and other obligations of the federal government;

(iii)       RP Assets; and

(iii)       readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission); or

(e)       with respect to the RPH Borrower and its subsidiaries (other than the RP LLC Borrower), other investments expressly permitted under Section 6.05 of the Revolving Credit Agreement.

7.20	Additional Negative Covenants.

Not to, without the Bank’s written consent:

(a)       Consummate any consolidation, merger, or other combination;

(b)       Acquire or purchase a business or its assets;

(c)       Engage in any business activities substantially different from the Borrower’s present business; or

(d)       Liquidate or dissolve any Obligor’s business;

except, in each case, to the extent expressly permitted under Section 6.03 of the Revolving Credit Agreement.

8.	default and remedies

If any of the following events of default (each, an “Event of Default”) occurs, the Bank may do one or more of the following: declare the Borrower in default and require the Borrower to repay its entire debt immediately. In addition, if any Event of Default occurs and is continuing, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to any Borrower or any Obligor, then, without further notice, the entire debt outstanding under this Agreement will automatically be due immediately.

8.1	Failure to Pay.

The Borrower fails to make (i) a payment of principal under this Agreement when due or (ii) a payment of interest, fees, expenses or other amounts payable by the Borrower hereunder within five (5) banking days following due date thereof.

8.2	Other Bank Agreements.

(i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, or subordination agreement, and such default continues unremedied for a period of five (5) banking days following the Bank’s notice thereof to the Borrower; (ii) any default occurs under any Swap Obligation which any Borrower enters into with the Bank (including without limitation any Master Agreement or confirmation related thereto, subject to any applicable cure period for the Borrower as specified therein); (iii) any Obligor purports to revoke or disavow any guaranty agreement provided in connection with this Agreement; (iv) any representation or warranty made by any Obligor is false when made or deemed to be made; or (v) any default occurs under any other agreement any Borrower (or any Obligor) or any of any Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank. “Obligations” means all obligations, now or hereafter existing, of any Borrower or any Obligor to the Bank under this Agreement and under any other Loan Document, and all Swap Obligations. “Swap Obligation” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

8.3	Cross-default.

(i) Any default occurs under any agreement in connection with any credit the RP LLC Borrower (or any Obligor (other than the RPH Borrower)) has obtained from anyone else or which the RP LLC Borrower (or any Obligor (other than the RPH Borrower)) has guaranteed in the amount of ONE MILLION Dollars ($1,000,000) or more in the aggregate if the default is not cured within ten (10) banking days and the effect of which is to cause, or to permit the RP LLC Borrower’s (or any Obligor’s (other than the RPH Borrower’s)) counterparties thereunder to cause, the acceleration of the RP LLC Borrower’s (or any Obligor’s (other than the RPH Borrower’s)) obligations thereunder; or (ii) any default occurs under any agreement in connection with any credit the RPH Borrower has obtained from anyone else or which the RPH Borrower has guaranteed in the amount of ONE HUNDRED MILLION Dollars ($100,000,000) or more in the aggregate if the default is not cured within ten (10) banking days and the effect of which is to cause, or to permit the RPH Borrower’s counterparties to cause, the acceleration of the RPH Borrower’s obligations thereunder.

8.4	False Information.

Any representation or warranty made by any Borrower or any Obligor in this Agreement, any Loan Document or any other agreement, document or instrument delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect or false in any material respect as of the date made or deemed made.

8.5	Bankruptcy.

Any Borrower or any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Borrower or any Obligor makes a general assignment for the benefit of creditors, which continues undismissed or undischarged for a period of forty-five (45) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

8.6	Receivers.

A receiver or similar official is appointed for a substantial portion of any Borrower’s or any Obligor’s business, or the business is terminated, or, if any Borrower or any Obligor is anything other than a natural person, such Borrower or such Obligor is liquidated or dissolved.

8.7	[Reserved].

8.8	Judgments.

(i) Any final judgments or arbitration awards for the payment of money are entered against the RP LLC Borrower or any Obligor (other than the RPH Borrower), or the RP LLC Borrower or any Obligor (other than the RPH Borrower) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of ONE MILLION Dollars ($1,000,000) or more in excess of any insurance coverage, that is not paid by the RP LLC Borrower or applicable Obligor (other than the RPH Borrower), as the case may be, within thirty (30) days of the entry thereof; or (ii) any final judgments or arbitration awards for the payment of money are entered against the RPH Borrower, or the RPH Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of ONE HUNDRED MILLION Dollars ($100,000,000) or more in excess of any insurance coverage, that is not paid by the RPH Borrower within thirty (30) days of the entry thereof

8.9	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in any Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations or properties, or ability to repay the credit.

8.10	Government Action.

Any government authority takes action that the Bank believes materially adversely affects any Borrower’s or any Obligor’s financial condition or ability to repay the Term Loan.

8.11	Default under Related Documents.

Any default occurs under any guaranty, subordination agreement, any Loan Document or other document required by or delivered in connection with this Agreement and such default continues unremedied for a period of five (5) banking days following the Bank’s notice thereof to the Borrower or any such document is no longer in effect, or any Obligor purports to revoke or disavow the guaranty; or any representation or warranty made by any Obligor is false in any material respect when made or deemed to be made.

8.12	Change in Ownership.

If at any time (a) the RPH Borrower ceases to maintain ownership of at least one hundred percent (100%) of the Equity Interests of the RP LLC Borrower or (b) the Individual Guarantor ceases to serve as general manager, as described in the operating agreement of the applicable Entity Guarantor, of either Entity Guarantor (other than in each case, due to circumstances covered under Section 8.15 hereof).

8.13	[Reserved].

8.14	[Reserved].

8.15	Death.

The Individual Guarantor dies or becomes legally incompetent and, within sixty (60) days thereafter, a validly appointed representative of the estate fails to submit a present plan of repayment that is satisfactory to the Bank in its sole discretion.

9.	enforcing this agreement; miscellaneous

9.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied (“GAAP”).

9.2	Governing Law; Venue and Jurisdiction.

This Agreement is governed by and shall be interpreted according to federal law and the laws of New York. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law. Each Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the State of New York. Each Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against any Borrower or any Obligor in a venue outside of the State of New York. If the Bank does commence an action or suit arising out of or relating to this Agreement, each Borrower agrees that the case may be filed in federal court or state court in the State of New York. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower or any other Obligor has any presence or is located. Each Borrower consents to personal jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

9.3	Successors and Assigns.

This Agreement is binding on each Borrower’s and the Bank’s successors and permitted assignees. Each Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign all or part of the Term Loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential; provided, further, that, unless an Event of Default has occurred and is continuing, the Bank may not assign this Agreement or any of its Obligations hereunder without the Borrower’s prior written consent (such consent not to be unreasonably withheld, and such consent not to be required for any sale or assignment to an affiliate of the Bank or for any pledge to the Federal Reserve Bank). If a participation is sold or all or any part of the Term Loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (C) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

9.5	Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

9.6	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.7	Expenses; Attorneys’ Fees.

The New Borrowers, jointly and severally, shall reimburse the Bank for any reasonable out-of-pocket costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement, any Loan Document and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover out-of-pocket costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any Borrower or any Obligor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover out-of-pocket costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.

9.8	Individual Liability.

If any New Borrower is a natural person, the Bank may proceed against such New Borrower’s business and non-business property in enforcing this and other agreements relating to the Term Loan. If any New Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of such New Borrower in enforcing this and other agreements relating to the Term Loan.

9.9	Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits (as herein defined) of any Borrower or any Obligor held by the Bank or its affiliates against any and all Obligations then due and owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by any Borrower or any Obligor which come into the possession or custody or under the control of the Bank or its affiliates.

9.10	One Agreement.

This Agreement and any other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.11	Indemnification.

The New Borrowers, jointly and severally, will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement, any Loan Document or any document required hereunder, (b) any credit extended by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any Loan Document, any such document, or any such credit, except, in each case, to the extent arising from the fraud, gross negligence or willful misconduct of the Bank or any of the other Indemnified Persons (as defined below). This indemnity includes but is not limited to reasonable attorneys’ fees. This indemnity extends to the Bank, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, and assigns (collectively, “Indemnified Persons”). This indemnity will survive repayment of the Borrower’s Obligations to the Bank. All sums due to the Bank hereunder shall be Obligations of the Borrower, due and payable immediately without demand.

9.12	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement (or, with respect to the New Borrowers, on the signature page to the First Amendment), or sent by facsimile to the fax numbers listed on such signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.13	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.14	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

9.15	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all Obligors as is consistent with the Bank’s policies and practices from time to time in effect.

Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Bank, or any of its affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any affiliate of Borrower relating to the Borrower or any affiliate or any of their respective businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower or any affiliate. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or an affiliate, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities Laws.

9.16	Limitation of Interest and Other Charges.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Term Loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

9.17	Amendment and Restatement.

Notwithstanding that this Agreement is amending and restating the Existing Loan Agreement, nothing contained herein shall be deemed to cause a novation of any transfers, conveyances or transactions which were effected under the Existing Loan Agreement or of any Obligations.

9.18	Acknowledgement Regarding Any Supported QFCs.

To the extent that this Agreement and any other Loan Document executed in connection with this Agreement provides support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)       As used in this paragraph, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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